Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2011 SECOND QUARTER FINANCIAL RESULTS

Clarksville, Indiana—April 22, 2011. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $970,000, or $0.44 per diluted share, for the quarter ended March 31, 2011 compared to net income of $700,000, or $0.31 per diluted share, for the quarter ended March 31, 2010.

Net interest income after provision for loan losses increased $355,000 for the quarter ended March 31, 2011 as compared to the same period in 2010. Interest income decreased $121,000 when comparing the two periods due primarily to a decrease in the average tax-equivalent yield on interest-earning assets from 5.88% for 2010 to 5.53% for 2011, which more than offset the change in interest income due to an increase in the average balance of interest-earning assets of $22.8 million from $448.8 million in 2010 to $471.6 million in 2011. Interest expense decreased $175,000 due primarily to a decrease in the average cost of interest-bearing liabilities from 1.47% in 2010 to 1.26% in 2011, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $13.2 million from $411.7 million in 2010 to $424.9 million in 2011. The provision for loan losses decreased $301,000 from $588,000 for the quarter ended March 31, 2010 to $287,000 for the same period in 2011. The Bank recognized net charge-offs of $90,000 for the quarter ended March 31, 2011 compared to $234,000 for the same period in 2010.

Noninterest income increased $93,000 for the quarter ended March 31, 2011 as compared to the same period in 2010. The increase was due primarily to a decrease in the unrealized loss on an interest rate cap contract from $133,000 for the quarter ended March 31, 2010 to $12,000 for the quarter ended March 31, 2011. That change more than offset a decrease in service charges on deposit accounts of $55,000, which was due primarily to a decrease in overdraft fee income when comparing the two periods.

Noninterest expenses decreased $10,000 for the quarter ended March 31, 2011 as compared to the same period in 2010. The decrease was due primarily to decreases in data processing expense, occupancy and equipment expense, and professional fees of $227,000, $99,000 and $57,000, respectively, which more than offset increases in compensation and benefits expense and net losses on foreclosed real estate of $163,000 and $195,000, respectively. The decreases in data processing expense, occupancy and equipment expense, and professional fees are due primarily to charges in the 2010 quarter relating to the conversion of the Bank’s core operating system. The increase in compensation and benefits expense was due primarily to increased staffing and employee benefit costs.  The increase in net losses on foreclosed real estate is due primarily to write-downs on foreclosed properties totaling $142,000 during the 2011 quarter.

The Company recognized income tax expense of $409,000 for the quarter ended March 31, 2011, for an effective tax rate of 29.7%, compared to income tax expense of $221,000, for an effective tax rate of 24.0%, for the same period in 2010.

Results of Operations for the Six Months Ended March 31, 2011 and 2010

For the six-month period ended March 31, 2011, the Company reported net income of $2.1 million, or $0.94 per diluted share, compared to net income of $1.6 million, or $0.69 per diluted share, for the same period in 2010.

Net interest income after provision for loan losses increased $510,000 for the six-month period ended March 31, 2011 as compared to the same period in 2010. Interest income decreased $216,000 when comparing the two periods due primarily to a decrease in the average tax-equivalent yield on interest-earning assets from 5.96% for 2010 to 5.64% for 2011, which more than offset the change in interest income due to an increase in the average balance of interest-earning assets of $19.8 million from $445.8 million in 2010 to $465.6 million in 2011. Interest expense decreased $419,000 due primarily to a decrease in the average cost of interest-bearing liabilities from 1.56% in 2010 to 1.31% in 2011, which more than offset the change in interest expense due to an increase in the average balance of interest-bearing liabilities of $14.5 million from $406.5 million in 2010 to $421.0 million in 2011. The provision for loan losses decreased $307,000 from $946,000 for the six months ended March 31, 2010 to $639,000 for the same period in 2011. The Bank recognized net charge-offs of $293,000 for the six months ended March 31, 2011 compared to $354,000 for the same period in 2010.

Noninterest income increased $222,000 for the six-month period ended March 31, 2011 as compared to the same period in 2010. The increase was due primarily to a $33,000 unrealized gain on an interest rate cap contract for the six-month period ended March 31, 2011, compared to an unrealized loss of $72,000 on the interest rate cap contract for the same period in 2010, an increase in the net gains on sales of mortgage loans of $96,000 for the 2011 period compared to the 2010 period, and gains on the sales of securities available for sale of $68,000 for the 2011 period. There were no sales of securities available for sale in the six months ended March 31, 2010. These increases more than offset a decrease in service charges on deposit accounts of $105,000 due primarily to a decrease in overdraft fee income when comparing the two periods.

Noninterest expenses increased $63,000 for the six-month period ended March 31, 2011 as compared to the same period in 2010. The increase was due primarily to increases in compensation and benefits expense and net losses on foreclosed real estate of $241,000 and $215,000, respectively, which more than offset decreases in data processing expense, occupancy and equipment expense, and professional fees of $178,000, $186,000 and $51,000, respectively. As noted above, the decreases in data processing expense, occupancy and equipment expense, and professional fees are due primarily to charges in the 2010 period relating to the conversion of the Bank’s core operating system.  The increase in compensation and benefits expense was due primarily to $118,000 of severance compensation for the early retirement of several officers recorded during the 2011 period, and increased staffing and employee benefit costs.  The increase in net losses on foreclosed real estate is due primarily to increases in write-downs , net losses on sales, and operating expenses related to foreclosed properties during the 2011 period.

The Company recognized income tax expense of $866,000 for the six-month period ended March 31, 2011, for an effective tax rate of 29.7%, compared to income tax expense of $659,000, for an effective tax rate of 29.3%, for the same period in 2010.

Comparison of Financial Condition at March 31, 2011 and September 30, 2010

Total assets increased $4.4 million from $508.4 million at September 30, 2010 to $512.8 million at March 31, 2011. Investment securities increased $10.4 million while net loans and cash and cash equivalents decreased $2.6 million and $2.4 million, respectively, from September 30, 2010 to March 31, 2011.  The increase in assets was funded primarily by an increase in deposits of $2.8 million from $366.2 million at September 30, 2010 to $369.0 million at March 31, 2011.

Stockholders’ equity increased $908,000 from $55.2 million at September 30, 2010 to $56.1 million at March 31, 2011.  The increase was due primarily to $2.1 million of retained net earnings, which more than offset an $854,000 decrease in accumulated other comprehensive income, representing the net unrealized gains on available for sale securities, and the open market repurchase of $665,000 of common stock recorded as treasury stock. During the quarter ended December 31, 2009, the Company declared a special dividend of $0.08 per share, totaling $193,000, which was paid to shareholders of record as of the close of business on January 4, 2010.  At March 31, 2011, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has twelve offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, English, Leavenworth, Marengo and Salem, Indiana.  Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net. Community First Bank (CFB) division customers can continue to access their accounts with Internet access via the CFB website at www.c-f-b.com.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; the Company’s inability to realize the expected benefits of the acquisition of CFB; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact
Tony A. Schoen, CPA
Chief Financial Officer
812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
OPERATING DATA:	2011	2010	2011	2010
(In thousands, except share and per share data)

Total interest income	$6,405	$6,526	$12,905	$13,121
Total interest expense	1,336	1,511	2,759	3,178

Net interest income	5,069	5,015	10,146	9,943
Provision for loan losses	287	588	639	946

Net interest income after provision for loan losses	4,782	4,427	9,507	8,997

Total noninterest income	630	537	1,484	1,262
Total noninterest expense	4,033	4,043	8,071	8,008

Income before income taxes	1,379	921	2,920	2,251
Income tax expense	409	221	866	659

Net Income	$970	$700	$2,054	$1,592

Net Income per share, basic	$0.46	$0.31	$0.96	$0.69
Weighted average common shares outstanding, basic	2,127,440	2,255,803	2,142,246	2,302,606

Net Income per share, diluted	$0.44	$0.31	$0.94	$0.69
Weighted average common shares outstanding, diluted	2,185,246	2,255,803	2,183,921	2,302,606

Performance ratios (annualized):
Return on average assets	0.76%	0.57%	0.81%	0.65%
Return on average equity	7.11%	5.27%	7.47%	6.00%
Interest rate spread	4.27%	4.41%	4.33%	4.40%
Net interest margin	4.39%	4.53%	4.45%	4.53%
Efficiency ratio	70.75%	72.82%	69.39%	71.47%

	March 31,	September 30,
FINANCIAL CONDITION DATA:	2011	2010
(Dollars in thousands)

Total assets	$512,789	$508,442
Cash and cash equivalents	8,874	11,278
Investment securities	124,306	113,905
Gross loans	345,216	347,426
Allowance for loan losses	4,157	3,811
Goodwill	5,940	5,940
Core deposit intangible	2,300	2,447
Earning assets	473,268	464,668
Deposits	368,991	366,161
FHLB borrowings	68,463	67,159
Total liabilities	456,730	453,291
Stockholders' equity	56,059	55,151

Non-performing assets:
Nonaccrual loans	5,650	4,573
Accruing loans past due 90 days	1,002	1,393
Foreclosed real estate	1,345	1,331
Other nonperforming assets	131	171

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.20%	1.09%
Allowance for loan losses as a percent of nonperforming loans	62.48%	63.88%
Nonperforming loans as a percent of total loans	1.92%	1.71%
Nonperforming assets as a percent of total assets	1.59%	1.47%